For investor information contact:
Leigh Salvo, Investor Relations
(650) 314-1000
Investor_relations@catapult.com

CATAPULT COMMUNICATIONS REPORTS
FIRST QUARTER FISCAL 2007 RESULTS

Mountain View, CA—February 1, 2007—Catapult Communications Corporation (Nasdaq: CATT) today reported revenues of $10.6 million for the three months ended December 31, 2006. Revenues in the same period in the prior year were $12.1 million.

The Company reported a net loss of $444,000, or $0.03 per diluted share, for the first fiscal quarter of 2007 compared to net income of $143,000, or $0.01 per diluted share, in the same period a year ago. These figures reflect the impact of $728,000 in pre-tax, non-cash stock option expenses recognized under FAS 123R in the first quarter of fiscal 2007 compared to $574,000 in the first quarter of fiscal 2006.

During the first quarter of fiscal 2007, the company generated $1.1 million in positive cash flow from operations. The Company’s combined cash, cash equivalent and short-term investment position decreased by $2.5 million to $67.6 million, primarily due to the repurchase during the quarter of 417,118 common shares at a total cost of approximately $3.6 million. This reduced the remaining number of shares authorized for repurchase to 936,531 at December 31, 2006. The Company’s Board of Directors has since authorized a one million share increase in the number of shares available for repurchase.

“While it is encouraging that Catapult returned to positive cash flow from operations, we will need to continue to monitor the impact of industry consolidation in our customer base,” commented Dr. Richard A. Karp, Chairman and CEO.

Catapult Communications will be discussing its first quarter results on a conference call today, beginning at 5:15 p.m. Eastern/2:15 p.m. Pacific. Please dial (866) 713-8310 to access the conference call. International and local participants can dial (617) 597-5308. Please reference Catapult Communications or reservation number 77495710. The conference call will also be available on the Internet from the Investor section of the Company’s website.

A replay of this teleconference will be available on the Company’s website for one year following the conference call. A digital recording will also be available by telephone one hour after the completion of the conference call through midnight on February 8, 2007. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter reservation number 92816052.

About Catapult Communications
Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Alcatel-Lucent, Ericsson, Motorola, NEC, NTT DoCoMo, Nortel and Siemens. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants — spanning IMS, WiMAX, 4G/3G/2.5G/2G UMTS, VoIP, GPRS, SS7, Intelligent Network, ATM, ISDN and other network environments. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the U.K., Germany, France, Finland, Sweden, Canada, Japan, China, Australia and India. Information about Catapult Communications can be found on the Web at www.catapult.com.

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Catapult Communications Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended
	December 31,
	2006	2005
Revenues:
Products	$6,556	$8,534
Services	4,011	3,568

Total revenues	10,567	12,102

Cost of revenues:
Products	1,128	1,188
Services	854	1,062
Amortization of purchased technology	12	171

Total cost of revenues	1,994	2,421

Gross profit	8,573	9,681

Operating expenses:
Research and development	3,015	3,083
Sales and marketing	4,291	4,627
General and administrative	2,284	2,427

Total operating expenses	9,590	10,137

Operating loss	(1,017)	(456)
Interest income	807	620
Other income (expense), net	(7)	13

Income (loss) before income taxes	(217)	177
Provision for income taxes	227	34

Net income (loss)	$(444)	$143

Net income (loss) per share:
Basic	$(0.03)	$0.01

Diluted	$(0.03)	$0.01

Shares used in per share calculation:
Basic	14,103	14,743

Diluted	14,103	15,006

Catapult Communications Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	September 30,
	2006	2006
ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$67,594	$70,134
Accounts receivable, net	9,559	9,696
Inventories	3,578	3,484
Other current assets	1,136	1,677

Total current assets	81,867	84,991
Property and equipment, net	1,780	1,912
Goodwill and other intangibles	49,592	49,610
Other assets	289	294

Total assets	$133,528	$136,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$4,624	$4,592
Deferred revenue	7,352	7,703

Total current liabilities	11,976	12,295
Deferred revenue, long-term portion	351	256
Deferred taxes and other liabilities, long-term	2,662	2,524

Total liabilities	14,989	15,075

Total stockholders’ equity	118,539	121,732

Total liabilities and stockholders’ equity	$133,528	$136,807